EXHIBIT 5.1
[Letterhead of Hogan Lovells US LLP]
July 25, 2024
Board of Directors
UnitedHealth Group Incorporated
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343
To the addressee referred to above:
We are acting as counsel to UnitedHealth Group Incorporated, a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated July 23, 2024 (the “Underwriting Agreement”), among the Company and Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC and U.S. Bancorp Investments, Inc., as representatives (the “Representatives”) of the several underwriters named in the Pricing Agreement (as defined herein), and the Pricing Agreement, dated July 23, 2024 (the “Pricing Agreement”), among the Company and the Representatives relating to the proposed issuance by the Company of its (i) Floating Rate Notes due July 15, 2026 in the aggregate principal amount of $500,000,000 (the “Floating Rate Notes”), (ii) 4.750% Notes due July 15, 2026 in the aggregate principal amount of $650,000,000 (the “2026 Notes”), (iii) 4.800% Notes due January 15, 2030 in the aggregate principal amount of $1,250,000,000 (the “2030 Notes”), (iv) 4.950% Notes due January 15, 2032 in the aggregate principal amount of $1,500,000,000 (the “2032 Notes”), (v) 5.150% Notes due July 15, 2034 in the aggregate principal amount of $2,000,000,000 (the “2034 Notes”), (vi) 5.500% Notes due July 15, 2044 in the aggregate principal amount of $1,500,000,000 (the “2044 Notes”), (vii) 5.625% Notes due July 15, 2054 in the aggregate principal amount of $2,750,000,000 (the “2054 Notes”) and (viii) 5.750% Notes due July 15, 2064 in the aggregate principal amount of $1,850,000,000 (the “2064 Notes,” and collectively with the Floating Rate Notes, the 2026 Notes, the 2030 Notes, the 2032 Notes, the 2034 Notes, the 2044 Notes and the 2054 Notes, the “Debt Securities”), pursuant to the Company’s automatic shelf registration statement on Form S-3 (No. 333-270279) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2023. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors UnitedHealth Group Incorporated	- 2 -	July 25, 2024
For the purposes of this opinion letter, we have assumed that (i) U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) under the Indenture, dated as of February 4, 2008, between the Company and the Trustee, filed as Exhibit 4.1 to the Registration Statement (the “Indenture”), has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in any such case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.
This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinion expressed herein). Insofar as the opinion expressed herein relates to or is dependent upon matters governed by Minnesota law, we have relied, without independent investigation, upon, and our opinion expressed herein is subject to all of the qualifications, assumptions and limitations expressed in, the opinion dated March 3, 2023 of Faraz A. Choudhry, Deputy General Counsel of the Company, filed as Exhibit 5.1 to the Registration Statement.
Based upon, subject to and limited by the foregoing, we are of the opinion that the Debt Securities have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration therefor specified in the Pricing Agreement and the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Debt Securities pursuant to the terms of the Indenture, the Debt Securities will constitute valid and binding obligations of the Company.
The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Debt Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

Board of Directors UnitedHealth Group Incorporated	- 3 -	July 25, 2024
This opinion letter has been prepared for your use in connection with the filing by the Company with the Commission of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K, and to the reference to this firm under the caption “Legal Matters” in the Prospectus dated March 3, 2023 (the “Prospectus”) and under the caption “Legal Matters” in the supplement to the Prospectus dated July 23, 2024, each of which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP